Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Registration Nos. 333-118399, 333-163828 and 333-33684) on Form S-8 of Vectren Corporation of our report dated June 19, 2017, relating to our audits of the statements of net assets available for benefits of the Vectren Corporation Retirement Savings Plan as of December 31, 2016 and 2015, and the related statement of changes in net assets available for benefits for the year ended December 31, 2016, which report appears in this Annual Report on Form 11-K of the Vectren Corporation Retirement Savings Plan for the year ended December 31, 2016.

/s/ BKD, LLP

Evansville, Indiana
June 19, 2017